Exhibit 99.1

Merchants Bancshares, Inc. Announces Dividend, Fourth Quarter and Year End 2015 Results

SOUTH BURLINGTON, Vt., Jan. 21, 2016 /PRNewswire/ -- Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.31 million, or $0.36 per basic and diluted share for the fourth quarter of 2015. The fourth quarter of 2015 included $1.6 million of merger-related expenses, net of tax, related to the acquisition of NUVO Bank & Trust Company, which closed on December 4, 2015, and retirement costs net of tax. Excluding these items, the Company's core net income was $3.94 million or $0.61 per basic and diluted share. This compares to net income of $2.50 million, or $0.40 per basic and $0.39 per diluted share, for the fourth quarter of 2014. For the year ended December 31, 2015, net income totaled $12.62 million, or $1.98 per basic and diluted share, compared to net income of $12.13 million, or $1.92 per basic and $1.91 per diluted share for the year ended December 31, 2014.

The return on average assets was 0.49% and 0.71% for the three months and year ended December 31, 2015, respectively, compared to 0.59% and 0.73% for the same periods in 2014. The return on average equity was 6.73% and 9.69% for the three months and year ended December 31, 2015, respectively, compared to 7.95% and 9.84% for the same periods in 2014. The Company's Board of Directors approved a dividend of $0.28 per share, payable February 18, 2016, to stockholders of record as of February 4, 2016.

"The completion of the NUVO Bank & Trust Company acquisition on December 4, 2015 expands our New England footprint, presenting new opportunities for our lending teams. We are excited about these growth prospects and welcome our new customers in the greater Springfield and Western Massachusetts markets," commented Geoffrey Hesslink, Merchants Bancshares, Inc.'s President and Chief Executive Officer.

Hesslink added, "The Company continues to deliver solid core earnings on our Vermont business. The recent NUVO acquisition will be immediately accretive to earnings and puts us in a great position for business expansion in 2016."

As a result of the acquisition of NUVO, Merchants Bancshares added assets of $165 million, loans of $149 million and deposits of $143 million.

2015 Financial Highlights

  Balance Sheet:
    The investment portfolio for the fourth quarter of 2015 was $406.9 million, an increase of $60.7 million from the fourth quarter of 2014. A significant cash position was maintained in anticipation of funding requirements arising from the restructuring of NUVO's relatively higher rate deposits.
    Total loan balances at December 31, 2015 were $1.4 billion, $156.3 million higher on a linked quarter basis and $231.9 million higher from the fourth quarter of 2014. Balances were impacted by the addition of $149 million related to the acquisition NUVO.
    Total commercial loans, defined as commercial, commercial real estate and construction, increased $191.9 million from December 31, 2014 to $805.8 million at December 31, 2015. The growth in the loan portfolio was primarily attributable to the addition of NUVO. The standalone Merchants Bank loan portfolio experienced moderate growth on a linked quarter basis.
    The Allowance for Loan Losses (ALL) as of December 31, 2015 was $12.1 million, or 0.86% of portfolio loans, as compared to $11.8 million, or 1.00% of portfolio loans, as of December 31, 2014. The decrease in the ALL as a percentage of portfolio loans was primarily a result of the increase in loan balances resulting from the NUVO acquisition. Loans acquired in the acquisition were marked to their fair value at acquisition, and, as such, no additional ALL was recorded for the acquired portfolio.
    Total deposits reached $1.6 billion for the fourth quarter of 2015, an increase of $242.7 million compared to December 31, 2014, excluding NUVO deposits; standalone Merchants Bank deposits increased $99 million. The increase is primarily attributable to higher retail and trust account deposits.
    Total stockholders' equity ended the quarter at $148.0 million, driven by 517,109 new shares issued in the NUVO deal.
    Book value per share increased $1.68 to $21.57 per share at December 31, 2015 from $19.89 at December 31, 2014.
  Income Statement:
    Net interest income on a fully-taxable basis was $13.25 million for the three months ended December 31, 2015, compared to $12.60 million for the quarter ending September 30, 2015, and $12.02 million for the same period in 2014.
    The Company recorded a zero provision for credit losses during the fourth quarters of 2015 and 2014. The year to date provision for credit losses totaled $250 thousand compared to $150 thousand for the twelve months ended December 31, 2014, reflecting the trend of solid credit quality.
    Noninterest income for the fourth quarter of 2015 was $3.09 million, a decrease of $362 thousand on a linked quarter basis and an increase of $284 thousand from the fourth quarter of 2014. The decline on a linked quarter basis was attributable to non-recurring miscellaneous income recognized in the prior quarter. The increase from the fourth quarter of 2014 was due to higher seasonal volumes in debit card and overdraft fee income.
    Excluding merger-related, severance and retirement costs for 2015, and conversion and severance expenses for 2014, noninterest expense was $10.9 million for the fourth quarter of 2015, an increase of $805 thousand on a linked quarter basis and an increase of $543 thousand from the fourth quarter of 2014. The primary drivers of the increases were incentive accruals.
    The effective tax rate was 20% for the three and twelve months ended December 31, 2015, compared to 20% and 23% for the three and twelve months ended December 31, 2014. The decrease in the twelve month effective tax rate was due to higher tax credits.
  Other Items:
    The taxable equivalent net interest margin for the three months ended December 31, 2015 was 2.89%, a decrease of 7 basis points on a linked quarter basis, and a decrease of 4 basis points from the fourth quarter of 2014.
    Nonperforming loans were $4.17 million, or 0.30% of total loans, at December 31, 2015, compared to 0.11% of total loans at September 30, 2015 and 0.07% of total loans at December 31, 2014. The increase in nonperforming loans from both periods was primarily attributable to $2.23 million nonperforming loans acquired from NUVO.
    Regulatory Capital Ratios at December 31, 2015:
  Common Equity Tier 1 – 12.88%
  Tier 1 Leverage – 8.71%
  Total Risk-Based Capital – 15.80%
  Tangible Capital – 6.94%

Geoffrey R. Hesslink, President and Chief Executive Officer, and Marie Thresher, Executive Vice President and Chief Operating Officer, will host a conference call to discuss these earnings results, business and outlook at 9:00 a.m. Eastern Time on Friday, January 22, 2016. Interested parties may participate in the conference call by dialing U.S. number (866) 218-2405, Canada number (855) 669-9657, or international number (412) 902-4124. The title of the call is Merchants Bancshares, Inc. Q4 2015 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Friday, January 29, 2016. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658, the international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10068671. Additionally, a recording of the call will be available on Merchants website at www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures, such as core net income, tangible capital ratio and fully taxable equivalent net interest income. Net interest income is presented on a fully taxable equivalent basis, specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. Merchants Bancshares believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. Additionally, capital ratios as presented are preliminary and will not be finalized until the Bank completes and files it regulatory reporting.

The Merger of Merchants Bank and NUVO Bank & Trust Company
On December 4, 2015, Merchants completed the acquisition of NUVO Bank & Trust Company ("NUVO"), which was structured as a merger of NUVO with and into Merchants' wholly-owned subsidiary, Merchants Bank. NUVO's banking business will be operated as a division of Merchants Bank. Total compensation paid by Merchants for NUVO's outstanding stock was comprised of approximately 517,109 shares of common stock and $5.106 million in cash. Merchants also paid an aggregate of approximately $878,000 to cash out NUVO stock options and a portion of its common stock warrants and issued replacement warrants to purchase Merchants common stock on adjusted terms. With completion of the merger, Merchants Bancshares now has consolidated assets of approximately $2.0 billion and 32 banking locations, including the new office in Springfield, Massachusetts. These balances are unaudited and do not include any adjustments for purchase accounting. Upon completion of the merger on December 4, 2015, Merchants had 6,859,933 shares of common stock outstanding, including the 517,109 shares of common stock issued as consideration for the merger.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants Bancshares' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others, costs or difficulties related to the integration of NUVO; weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants Bancshares' ability to take appropriate action to protect financial interests in certain loan situations.

You should not place undue reliance on forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants Bancshares' does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	December 31,	September 30,	December 31	September 30,
	2015	2015	2014	2014
Balance Sheets - Period End
Total assets	$ 2,021,198	$ 1,818,341	$ 1,723,464	$ 1,647,586
Cash and due from banks	30,355	21,541	23,745	27,283
Interest earning cash and other short-term investments	104,828	89,918	130,714	92,374
Fed funds sold and other Short Term Investments	15,000	-	-	-
Investments-available for sale, taxable	283,454	282,083	203,473	186,049
Investments-held to maturity, taxable	119,674	123,929	138,421	142,110
Loans	1,414,280	1,257,932	1,182,334	1,156,663
Allowance for loan losses ("ALL")	12,113	12,210	11,833	12,019
Net loans	1,402,167	1,245,722	1,170,501	1,144,644
Federal Home Loan Bank ("FHLB") stock	3,797	4,378	4,378	4,378
Bank premises and equipment, net	15,030	15,019	15,492	15,922
Bank owned life insurance	10,551	10,492	10,311	10,237
Goodwill	6,967	-	-	-
Investment in real estate limited partnerships	5,687	5,982	5,196	5,511
Core Deposit Intangible	1,360	-	-	-
Other assets	22,329	19,277	21,233	19,078
Non-interest bearing deposits	631,244	575,492	566,366	544,425
Savings, interest bearing checking and money market accounts	665,623	620,224	530,722	525,680
Time deposits	254,572	191,757	211,684	233,976
Total deposits	1,551,439	1,387,473	1,308,772	1,304,081
Short-term borrowings	3,001	-	-	-
Securities sold under agreement to repurchase, short-term	286,639	267,794	258,464	188,157
Other long-term debt	2,237	2,258	2,320	2,341
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,272	7,551	7,468	6,644
Stockholders' equity	147,992	132,646	125,821	125,744

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,891,143	$ 1,759,743	$ 1,692,286	$ 1,642,390
Cash and due from banks	28,380	26,049	26,476	27,871
Interest earning cash and other short-term investments	106,681	52,795	124,913	72,400
Investments-available for sale, taxable	279,416	264,633	196,557	191,771
Investments-held to maturity, taxable	122,924	126,549	140,339	144,510
Loans	1,306,613	1,245,861	1,163,776	1,162,236
Allowance for loan losses	12,269	12,223	12,079	12,090
Net loans	1,294,344	1,233,638	1,151,697	1,150,146
FHLB stock	3,751	4,378	4,378	4,883
Bank owned life insurance	10,515	10,456	10,270	10,190
Other assets	45,132	41,245	37,657	40,618
Non-interest bearing deposits	610,499	586,773	558,960	475,101
Savings, interest bearing checking and money market accounts	632,481	613,337	529,189	612,811
Time deposits	210,527	195,044	220,114	247,297
Total deposits	1,453,507	1,395,154	1,308,263	1,335,209
Short-term borrowings	1,011	9,649	-	96
Securities sold under agreement to repurchase, short-term	268,614	195,410	228,080	152,451
Other long-term debt	2,244	2,265	2,327	2,348
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,973	7,388	7,139	7,250
Stockholders' equity	137,176	129,258	125,858	124,417
Earning assets	1,819,385	1,694,216	1,629,963	1,575,801
Interest bearing liabilities	1,135,496	1,036,324	1,000,329	1,035,622

Ratios and Supplemental Information - Period End
Book value per share	$ 21.57	$20.93	$ 19.89	$ 19.86
Common Equity Tier 1	12.88%	13.83%	N/A	N/A
Tier I leverage ratio	8.71%	8.93%	8.76%	8.95%
Total risk-based capital ratio	15.80%	17.10%	16.95%	17.29%
Tangible capital ratio (1)	6.94%	7.29%	7.30%	7.63%
Period end common shares outstanding	6,859,933	6,338,158	6,327,226	6,329,958

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 4,173	$1,404	$ 791	$ 732
Nonperforming assets ("NPAs")	$ 4,185	$1,404	$ 791	$ 732
NPLs as a percent of total loans	0.30%	0.11%	0.07%	0.06%
NPAs as a percent of total assets	0.21%	0.08%	0.05%	0.04%
ALL as a percent of NPLs	290%	870%	1496%	1642%
ALL as a percent of total loans	0.86%	0.97%	1.00%	1.04%

(1) The tangible capital ratio is calculated by dividing tangible equity by tangible assets. See Non-GAAP reconciliation below.

	For the Twelve Months Ended
	December 30,	December 30,
	2015	2014
Balance Sheets - Year-to-Date Averages
Total assets	$ 1,775,496	$ 1,667,666
Cash and due from banks	25,901	27,351
Interest earning cash and other short-term investments	81,961	79,599
Investments-available for sale, taxable	252,215	208,169
Investments-held to maturity, taxable	129,416	144,322
Loans	1,240,386	1,165,586
Allowance for loan losses	12,116	12,123
Net loans	1,228,270	1,153,463
FHLB stock	4,175	5,784
Bank owned life insurance	10,426	10,150
Other assets	43,132	38,828
Non-interest bearing deposits	588,698	393,355
Savings, interest bearing checking and money market accounts	590,988	668,815
Time deposits	203,851	258,220
Total deposits	1,383,537	1,320,390
Short-term borrowings	4,207	212
Securities sold under agreement to repurchase, short-term	226,913	192,868
Other long-term debt	2,275	2,358
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	7,725	7,936
Stockholders' equity	130,220	123,282
Earning assets	1,708,153	1,603,459
Interest bearing liabilities	1,048,853	1,143,092

Loan Portfolios - Period End
(In thousands)	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2014
Commercial, financial and agricultural	$ 237,478	$ 207,067	$ 177,597	$ 183,069
Municipal loans	105,421	108,423	94,366	96,258
Real estate loans - commercial	533,569	450,673	412,447	381,301
Real estate loans - residential	492,801	448,632	469,529	472,986
Real estate loans - construction	34,802	40,748	23,858	17,970
Installment Loans	10,143	2,370	4,504	4,793
All other loans	66	19	33	286
Total Loans	$ 1,414,280	$ 1,257,932	$ 1,182,334	$ 1,156,663

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31	December 31,	December 31,
	2015	2015	2014	2015	2014
Operating Results
Interest income
Interest and fees on loans	$ 11,608	$ 11,055	$ 10,655	$ 44,087	$ 42,815
Interest and dividends on investments	$ 1,995	$ 1,961	$ 1,819	$ 7,779	7,965
Interest on interest earning deposits with banks and other short-term investments	94	25	83	250	192
Total interest and dividend income	13,697	13,041	12,557	52,116	50,972
Interest expense
Savings, interest bearing checking and money market accounts	358	354	365	1,433	1,647
Time deposits $100 thousand and greater	105	120	132	467	635
Other time deposits	232	198	235	845	1,090
Total Deposits	695	672	732	2,745	3,372
Securities sold under agreement to repurchase and other short-term borrowings	108	97	111	510	353
Long-term debt	202	199	202	797	800
Total interest expense	1,005	968	1,045	4,052	4,525
Net interest income	12,693	12,073	11,512	48,064	46,447
Provision for credit losses	-	150	-	250	150
Net interest income after provision for credit losses	12,693	11,923	11,512	47,814	46,297
Noninterest income
Trust division income	858	886	856	3,525	3,393
Net, debit card income	779	796	645	3,080	2,660
Overdraft income	678	548	554	2,004	2,473
Service charges on deposits	396	390	392	1,504	1,369
Gain (losses) on investment securities, net	-	-	-	-	107
Other noninterest income	376	829	356	1,847	1,572
Total noninterest income	3,087	3,449	2,803	11,960	11,574
Noninterest expense
Compensation and benefits	6,133	5,508	5,534	21,879	20,440
Occupancy expense	1,023	1,036	996	4,251	4,292
Equipment expense	747	726	748	2,971	2,882
Telephone expense	179	206	211	789	895
Legal and professional fees	596	414	485	1,991	1,924
Mobile & internet banking	402	399	390	1,597	1,452
Core / Item processing	476	450	521	1,765	1,876
Marketing expenses	125	148	272	561	1,177
State franchise taxes	408	404	339	1,503	1,435
FDIC insurance	233	218	207	886	857
Conversion costs	-	-	489	-	1,319
Merger costs	1,511	215	-	1,875	-
Core deposit intangible amortization	17	-	-	17	-
Other noninterest expense	1,041	867	1,014	3,886	3,665
Total noninterest expense	12,892	10,591	11,206	43,971	42,214
Income before provision for income taxes	2,888	4,781	3,109	15,803	15,657
Provision for income taxes	579	925	608	3,185	3,532
Net income	$ 2,309	$ 3,856	$ 2,501	$ 12,618	$ 12,125

Ratios and Supplemental Information
Weighted average common shares outstanding	6,493,180	6,337,778	6,330,244	6,373,122	6,326,142
Weighted average diluted shares outstanding	6,498,071	6,349,086	6,347,281	6,381,222	6,343,837
Basic earnings per common share	$ 0.36	$ 0.61	$ 0.40	$ 1.98	$ 1.92
Diluted earnings per common share	$ 0.36	$ 0.61	$ 0.39	$ 1.98	$ 1.91
Return on average assets	0.49%	0.88%	0.59%	0.71%	0.73%
Return on average stockholders' equity	6.73%	11.93%	7.95%	9.69%	9.84%
Average yield on loans	3.69%	3.69%	3.81%	3.72%	3.85%
Average yield on investments	1.97%	1.98%	2.12%	2.02%	2.22%
Average yield of earning assets	3.12%	3.19%	3.18%	3.17%	3.31%
Average cost of interest bearing deposits	0.33%	0.33%	0.39%	0.35%	0.36%
Average cost of borrowed funds	0.42%	0.52%	0.50%	0.51%	0.53%
Average cost of interest bearing liabilites	0.35%	0.37%	0.41%	0.39%	0.40%
Net interest rate spread	2.77%	2.82%	2.77%	2.79%	2.91%
Net interest margin	2.89%	2.96%	2.93%	2.94%	3.03%
Net interest income on a fully taxable equivalent basis	$ 13,247	$ 12,601	$ 12,023	$ 50,153	$ 48,525
Net charge-offs (recoveries) to Average Loans	0.00%	0.00%	0.02%	0.01%	0.01%
Net charge-offs (recoveries)	$ 43	$ 43	$ 67	$ 109	$ 163
Efficiency ratio (1)	63.70%	64.09%	65.46%	64.02%	63.94%

(1) The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.
Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

Non-GAAP Reconciliation:
	December 31,
Core Net Interest Income	2015
Merger Related Expenses and retirement costs	$ 2,039
Tax effect	408
Merger Related Expenses and retirement costs, net of tax	1,631

GAAP Net Income as Reported	2,309
Core Net Income	$ 3,941

Weighted average diluted shares outstanding	6,498

Core Diluted earnings per common share	$ 0.61

Tangible Capital Ratio
	December 31,	September 30,	December 31	September 30,
Period End	2015	2015	2014	2014
Total Assets	2,021,198	1,818,341	1,723,464	1,647,586
Core Deposit Intangible	1,360	-	-	-
Goodwill	6,967	-	-	-
Tangible Assets	2,012,871	1,818,341	1,723,464	1,647,586

Total Stockholders Equity	147,992	132,646	125,821	125,744
Core Deposit Intangible	1,360	-	-	-
Goodwill	6,967	-	-	-
Tangible Stockholders Equity	139,665	132,646	125,821	125,744

Tangible Capital Ratio	6.94%	7.29%	7.30%	7.63%

Contact: Jodi L. Bachand, Merchants Bank, at (802) 865-1807

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